Exhibit 99.1

FOR IMMEDIATE RELEASE

Judy Blake

Hughes Network Systems

+1 (301) 601-7330

jblake@hns.com

Hughes Network Systems, LLC Completes Exchange Offer

Germantown, Md., November 30, 2006—Hughes Network Systems, LLC (“Hughes” or the “Company”) today announced it has completed the exchange offer pursuant to which all outstanding $450,000,000 aggregate principal amount of the 9 1/2% Senior Notes due 2014 issued by the Company and its wholly owned subsidiary, HNS Finance Corp. (together, the “Issuers”) (the “Old Notes”), were tended for exchange into an equal aggregate principal amount of the Issuers’ 9 1/2% Senior Notes due 2014 that have been registered under the Securities Act of 1933, as amended (the “New Notes”).

The exchange offer expired at 5 p.m., New York City time, on November 29, 2006. Based on the information provided by Wells Fargo Bank, N.A., the exchange agent for the exchange offer, as of the expiration of the exchange offer, 100% of the outstanding aggregate principal amount of the Old Notes had been tendered for an equal aggregate principal amount of the New Notes. All Old Notes tendered were accepted for exchange and the exchange offer was consummated on November 30, 2006. The Old Notes are substantially identical to the New Notes for which they were exchanged, except that the New Notes are registered under the Securities Act of 1933, as amended, and, as a result, the transfer restrictions and registration rights provisions applicable to the Old Notes do not apply to the New Notes.

About Hughes Network Systems

Hughes Network Systems, LLC (HUGHES) is the global leader in providing broadband satellite networks and services for large enterprises, governments, small businesses, and consumers. HughesNet is a fully managed, nationwide broadband offering from Hughes that encompasses all broadband solutions, bridging the best of satellite and terrestrial technologies. To date, Hughes has shipped more than one million systems to customers in over 100 countries. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. Hughes is a wholly owned subsidiary of Hughes Communications, Inc. (NASDAQ: HUGH). For additional information, please visit www.hughes.com.

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